UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 23, 2014

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2014, RAIT Financial Trust’s ("RAIT") subsidiary, RAIT CRE Conduit IV, LLC ("RAIT CRE Conduit IV"), and Barclays Bank PLC ("Barclays") entered into a Master Repurchase Agreement pursuant to which RAIT CRE Conduit IV may sell, and later repurchase, commercial mortgage loans and other assets meeting defined eligibility criteria which are approved by Barclays in its reasonable discretion ("Eligible Assets"), in an aggregate principal amount of up to $150.0 million in a revolving facility (the "Barclays Facility"). RAIT expects to use the Barclays Facility primarily to fund CMBS eligible bridge loans that RAIT originates for sale into future CMBS securitizations. The termination date of the Barclays Facility is the earlier of December 22, 2015, subject to extension in defined circumstances, or the day on which an event of default thereunder occurs. The initial purchase price paid by Barclays for any Eligible Asset it purchases is based on a defined percentage of the lesser of its unpaid principal balance or its defined market value. Each month, RAIT CRE Conduit IV will pay to Barclays a defined purchase price differential with respect to any purchased asset equal to the product of a defined pricing rate based on LIBOR multiplied by the average outstanding purchase price for such asset. Upon RAIT CRE Conduit IV’s repurchase of a purchased Eligible Asset, RAIT CRE Conduit IV is required to pay Barclays a repurchase price equal to the sum of its purchase price, any unpaid price differential and any applicable exit fee and any other amounts due under the Barclays Facility.

The Barclays Facility contains margin call provisions that provide Barclays with certain rights where a defined margin deficit with respect to a purchased asset exists. Under these circumstances, Barclays may require RAIT CRE Conduit IV to (i) make a cash payment in reduction of the repurchase price of such purchased asset or (ii) at the option of Barclays, deliver additional Eligible Assets to Barclays, in each case, so that after giving effect to such payment or delivery, no margin deficit shall exist with respect to such purchased asset. The Barclays Facility is fully guaranteed by RAIT and this guaranty requires RAIT to maintain various financial and other covenants.

The Barclays Facility contains events of default (subject to certain materiality thresholds and grace periods) customary for this type of transaction, including payment failures; cross defaults in defined circumstances where RAIT CRE Conduit IV or RAIT are in default under any indebtedness or other contracts exceeding defined limits; bankruptcy or insolvency; breaches of representations, covenants or obligations; breaches of RAIT’s guaranty; the occurrence of a defined material adverse effect or a defined change in control and final judgments in excess of a defined litigation threshold. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the outstanding purchase price of all Eligible Assets then subject to the Barclays Facility and the liquidation by Barclays of the purchased Eligible Assets then subject to the Barclays Facility. The Guaranty also provides for limitations on RAIT’s ability to make distributions after the occurrence and during the continuation of any event of default; provided that RAIT is permitted to pay dividends in order to meet its REIT distribution requirements.

Barclays and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Barclays and its related entities have engaged, and may in the future engage, in commercial and investment banking transactions with RAIT and its affiliates in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. Furthermore, an affiliate of Barclays acts as a hedge counterparty in connection with certain capped call transactions that RAIT has entered into in connection with the issuance of its 4.00% Convertible Senior Notes Due 2033.

The summaries in this report of any of the documents referenced in Item 9.01(d) below and filed as exhibits hereto do not purport to be complete and are qualified in their entirety by reference to the full text of such documents which are incorporated herein by reference. All of the exhibits hereto have been filed solely to provide information regarding their respective terms. Such exhibits may contain representations and warranties that the parties thereto made solely for the benefit of the other parties. In addition, such representations and warranties (i) may have been qualified by confidential disclosures made to the other party in connection with such document, (ii) may be subject to a materiality standard which may differ from what may be viewed as material by investors, (iii) were made only as of the date of such documents or such other date as is specified therein and (iv) may have been included in such documents for the purpose of allocating risk between or among the parties thereto rather than establishing matters as facts.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits filed as part of this Current Report on Form 8-K are identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

December 30, 2014	By:	/s/ James J. Sebra

Name: James J. Sebra
Title: Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Master Repurchase Agreement dated as of December 23, 2014 between Barclays Bank PLC, as purchaser, and RAIT CRE Conduit IV, LLC, as seller.
10.2	Guaranty dated as of December 23, 2014, made by RAIT Financial Trust for the benefit of Barclays Bank PLC.